LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES     Exhibit 11
                    COMPUTATIONS OF EARNINGS PER SHARE

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

(Amounts in millions, except
   per share data)
                                        Nine Months Ended       Three Months Ended
                                          September 30,            September 30,
                                          1994     1993           1994      1993
                                   					--------  -------      	-------	  --------
EARNINGS PER SHARE

Weighted average number of common
 shares outstanding                       40.8     40.1          40.9       40.2

Dilution from outstanding stock
 options-computed using the
 "treasury stock" method                   0.6      0.7           0.5        0.7

Dilution from shares issuable
 under contingent earnout agreement         -       0.3            -         0.3
                                   				 -------  -------       	-------	   -------
Weighted average number of common
 shares outstanding as adjusted           41.4     41.1          41.4       41.2
                                   				 =======  =======       	=======	   =======

Net Earnings                           $  84.4   $ 62.9        $ 30.2    $  22.3
                                  					 =======  =======       	=======	   =======

Earnings Per Share                     $  2.04   $ 1.53        $ 0.73    $  0.54
                                  					 =======  =======        =======    =======
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